CONSENT OF INDEPENDENT AUDITORS



We consent to the use in Post-Effective Amendment No. 10 to Registration Statement No. 33-37356 of Global Utility Fund, Inc. of our report dated November 14, 1996, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the references to us under the headings "Financial Highlights" in the Prospectus, which is a part of such Registration Statement, and "Custodian, Transfer and Dividend Disbursing Agent and Independent Accountants" in the Statement of Additional Information.




Deloitte & Touche LLP
New York, New York
November 27, 1996